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                                                                   Exhibit 10.31

                           UNSECURED PROMISSORY NOTE

$100,000
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                                                     Date of Note:  June 2, 1997
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Six (6) years after the date of this note, I promise, for value received, to pay to the order of MapInfo Corporation ("MapInfo"), at One Global View, Troy, NY, (or such other address as I shall be directed in writing), the sum of One
Hundred Thousand Dollars ($100,000) together with interest at seven and one-eighth per cent (7 1/8%) per annum.

PERIOD PAYMENTS FROM BONUSES & MAPINFO STOCK SALES: I authorize MapInfo to make periodic payments on the loan on my behalf by offsets against twenty-five per cent (25%) of each bonus awarded me by MapInfo, with such payments applied first to interest due, and then to principal, until the loan has been repaid in full. Also, if I sell any MapInfo stock owned by me, I promise to pay to MapInfo, upon receipt, so much of the proceeds of sale as will repay the loan in full, or if funds received are insufficient for full payment, then I shall repay so much of the principal and interest due as can be repaid, with payments applied first to accrued interest and then to principal. If I am selling stock obtained by exercise of MapInfo stock options, the proceeds to be paid MapInfo shall be net of both my tax liabilities from the exercise and sale, and the option exercise price paid by me.

ENTIRE PAYMENT DUE: I agree that the entire remaining principal balance on the loan, together with interest, shall be immediately due and payable upon the earliest to occur of the following:

     1) Termination of my MapInfo employment voluntarily or for cause, or cessation of my MapInfo employment due to disability or death;
     2)   Sale of my Loudonville residence purchased in 1997; or
     3)   June 2, 2003.

PREPAYMENT: I may prepay this note at any time, or from time to time, in whole or in part, without penalty.

DEFAULT REMEDIES: In case of default in the payment of this note, MapInfo, at its option, may accelerate this note and declare the entire remainder due and payable, with the right to collect from me the balance owed of principal and interest, and all reasonable costs and expenses of collection including but not limited to reasonable attorneys fees.

                                              NAME OF BORROWER

                                              /s/ John C. Cavalier
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                                              John C. Cavalier

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